Exhibit 99.2

OPERATIONAL RESEARCH CONSULTANTS, INC.CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 85,089	$ 27,327
Accounts receivable	2,267,240	1,870,713
Prepaid expenses and other assets	63,474	156,366

Total current assets	2,415,803	2,054,406

Property and equipment, net	80,585	110,470
Development costs	496,613	--
Other assets	28,459	11,806

Total assets	$3,021,460	$2,176,682

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 617,947	$ 250,125
Accrued expenses	496,047	556,585
Note payable	429,115	102,823

Total current liabilities	1,543,109	909,533

Long-term liabilities	--	--

Total Liabilities	$1,543,109	$ 909,533

Shareholders' equity
Common stock, no par value, 1,800 shares authorized,
Issued, and outstanding
as of September 30, 2004 and December 31, 2003, respectively	1, 800	1, 800
Additional paid-in capital	53,620	53,620
Retained earnings	1,422,931	1,211,729

Total shareholders' equity	1,478,351	1,267,149

Total liabilities & shareholders' equity	$3,021,460	$2,176,682

The accompanying notes are an integral part of the financial statements

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended
	September 30,
	2004	2003
Revenues, net	$ 7,520,445	$ 12,147,136

Operating expenses:
Cost of sales	4,954,492	8,679,591
Sales, general & administrative	2,201,388	3,350,382
Depreciation & amortization	20,712	20,550

Income from operations	343,853	96,613

Other Interest income (expenses):
Interest income	--	--
Interest expenses	(45,860)	(49,998)

Other income	4,823	464

Net income before provision for income taxes	302,816	46,151

Income tax provision	91,614	3,336

Net income	$ 211,202	$ 42,815

Basic and diluted net income per share	$ 117.33	$ 23.79

Basic and diluted weighted average shares outstanding	1,800	1,800

The accompanying notes are an integral part of the financial statements.

OPERATIONAL RESEARCH CONSULTANTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months
	Ended September 30,
	2004	2003
	(unaudited)	(unaudited)
Cash flows from operating activities:

Net income	$211,202	$42,815
Adjustments to reconcile net loss to net cash:
Depreciation and amortization expense	20,712	20,550
Book value of assets disposed	21,882	--

Changes in assets and liabilities
Accounts receivable	(396,527)	1,902,861
Prepaid expenses and other current	52,904	(17,299)
Development costs	(496,613)	--
Other assets	14,724	5,773
Accounts payable and accrued expenses	307,284	(1,586,065)

Net cash provided by/(used in) operating Activities	$(264,432)	$368,635

Cashflows from investing activities:
Purchase of property and equipment	(4,098)	(19,208)

Net cash used in investing activities	$(4,098)	$(19,208)

Cashflows from financing activities
Net borrowings/(payments) on notes Payable	326,292	(280,016)

Net cash (used in) provided by financing activities	$326,292	$(280,016)

Net increase in cash	$57,762	$69,411

Cash, beginning of period	$27,327	$5,773

Cash, end of period	$85,089	$75,184

The accompanying notes are an integral part of the financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation, Organization and Nature of Operations:

The accompanying unaudited financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“US GAAP”) for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the financial statements of Operational Research Consultants, Inc. (“ORC”), as of December 31, 2003, and the notes thereto included in the Form S-1 filed by the Company. The results of operations for the nine months ended September 30, 2004, are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

ORC is a multi disciplinary firm offering a broad range of planning, management, acquisition, installation, test and evaluation, financial and engineering support services. ORC began business in 1991 and became 8(a) certified in 1993. ORC had four location during 2003, but as of February 29, 2004 the Maryland office was closed. Its staff consists of business and technical specialists that provide technical support services that augment and expand ORC’s customers technical capabilities, drive new technical innovations and help maintain a competitive edge in today’s rapidly changing technological environment. ORC supports and assist federal agencies of the United States government, various systems integrators, and government contractor’s. ORC was acquired on October 25, 2004 in a subsequent event by WidePoint Corporation.

Most of ORC’s current costs consist primarily of the salaries and benefits paid to the Company’s technical, marketing and administrative personnel. ORC’s profitability depends upon both the volume of services performed and their ability to manage costs. Because a significant portion of ORC’s cost structure is labor related, they must effectively manage these costs to achieve profitability. To date, ORC has attempted to maximize its operating margins through efficiencies achieved by the use of the Company’s proprietary methodologies and expertise and by offsetting increases in consultant salaries with increases in consultant fees received from clients.

2. Significant Accounting Policies:

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Investments purchased with original maturities of three months or less are considered cash equivalents for purposes of these condensed consolidated financial statements. ORC maintains cash and cash equivalents with various major financial institutions. At September 30, 2004 and December 31, 2003, cash and cash equivalents included $85,089 and $27,327, respectively, on investments in interest bearing accounts. ORC places its temporary cash investments with high-credit, quality financial institutions, and as a result, ORC believes that no significant concentration of credit risk exists with respect to these cash investments.

Accounts Receivable

The majority of ORC’s accounts receivable are due from federal agencies of the United States Government or from established companies that sell to the United States federal government. Credit is extended based on evaluation of a customers’ financial condition and, generally, collateral is not required. Accounts receivable are due within 30 to 45 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. ORC determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. ORC writes-off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. ORC had no allowance for doubtfull accounts for the nine months ending September 30, 2004 or for the year ended December 31, 2003, respectively. For the nine months ended September 30 2004 and 2003, respectively, ORC charged off to costs and expenses $3,232 and $3,236.

The accompanying notes are an integral part of the financial statements.

Unbilled accounts receivable on time-and-materials contracts represent costs incurred and gross profit recognized near the period-end but not billed until the following period. Unbilled accounts receivable on fixed-price contracts consist of amounts incurred that are not yet billable under contract terms. Unbilled accounts receivable totaled $32,620 and $39,384 at September 30, 2004 and December 31, 2003, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. As of September 30, 2004, two customers represented 22% and 11% of accounts receivable, respectively. As of December 31, 2003, four customers individually represented 19%, 13%, 12%, and 10% of accounts receivable.

Note Payable

ORC maintains a line of credit with Wachovia Bank for which a loan is secured by Section 8 (a) receivables and requires a checking account be maintained at Wachovia Bank in which these receivables are deposited. The bank transfers money from ORC’s bank account to pay principal and interest of prime plus 0.50%. The loan is personally guaranteed by the CEO of ORC, and is secured by ORC’s equipment and software. ORC maximum loan limit is $2,000,000 and the Guarantor must continue to own at least 51% of the outstanding capital stock. The note expires on September 30, 2004. The note was extended on a month to month basis upon consummation of the acquisition of ORC by WidePoint Corporation on October 25, 2004 at which time the loan was retired and replaced by a new facility provided by WidePoint Corporation. The amount of the outstanding on the loan on September 30, 2003, and 2002, respectively, were 429,115 and 102,823.

Development Cost

For the period ending September 30, 2004, ORC initiated the development of certain proprietary development work associated with the rollout of a PKI certificate program estimated to be launched in April of 2005 in which ORC has accumulated the associated cost of development of this system. ORC followed the guidance in SFAS 86 to support the basis for capitalizing the development cost associated with the PKI certificate program.

Fair Value of Financial Instruments

ORC’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses. The fair value of these financial instruments approximates their carrying value as of September 30, 2004, due to their short-term nature.

The accompanying notes are an integral part of the financial statements.

Revenue Recognition

The majority of ORC’s revenues are derived from cost-plus, or time-and-materials contracts. Under cost-plus contracts, revenues are recognized as costs are incurred and include an estimate of applicable fees earned. For time-and-material contracts, revenues are computed by multiplying the number of direct labor-hours expended in the performance of the contract by the contract billing rates and adding other billable direct costs. In the event of a termination of a contract, all billed and unbilled amounts associated with those task orders where work has been performed would be billed and collected. The termination provisions of the contract would be accounted for at the time of termination. Any deferred and/or amortization cost would either be billed or expensed depending upon the termination provisions of the contract. Further, ORC has had no history of losses nor has it identified any specific risk of loss at September 31, 2004 or 2003, respectively, due to termination provisions and thus has not recorded provisions for such events.

Significant Customers

For the nine months ended September 30, 2004, two customers, The Department of Homeland Security and ARTEL, respectively represented 19% and 17% of revenue. For the nine months ended September 30, 2003, two customers, DISA and Raytheon, respectively represented 56% and 12% of revenue.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No.109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The Company had no net deferred tax asset. The Company presently utilizes the cash method to determine its taxable liability and has estimated and withheld for sufficient taxable liabilities.

Basic and Diluted Net Income Per Share

Basic income per share includes no dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted income per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. There were no diluted securities issued and as a result, the basic and diluted income per share for all periods presented are identical.

3. Subsequent Events:

On October 25, 2004, ORC was acquired by WidePoint Corporation in a stock purchase transaction which created a change in control of 100% of the shares of the outstanding shares being transferred to WidePoint Corporation.

4. Commitments and Contingencies:

Litigation

ORC is currently the defendant in a lawsuit entitled Fleuette v. ORC, C.A. No. 1:04-cv-1054, in the Eastern District of Virginia, in which Renee Fleuette Gallagher, a former employee of ORC, is alleging that her employment with ORC was wrongfully terminated by ORC. The plaintiff seeks an unspecified amount of damages from ORC. Prior administrative and judicial proceedings instituted by Ms. Gallagher against ORC have been dismissed or found to be without merit. ORC does not believe that it has committed any wrong against Ms. Gallagher and ORC intends to defend itself in the current lawsuit filed by Ms. Gallagher against ORC. As part of the agreements entered into between WidePoint, ORC and the former stockholders of ORC at the time of WidePoint’s acquisition of ORC, the former stockholders of ORC have agreed to indemnify WidePoint and ORC from any liability involving the claims by Ms. Gallagher against ORC, including the above-captioned lawsuit. The litigation was settled in January of 2005.

The accompanying notes are an integral part of the financial statements.